EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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Contact:   Raymond Martz, Treasurer, +301/941-1516



              LASALLE HOTEL PROPERTIES ACQUIRES CHAMINADE
                Benchmark Hospitality Named Manager of
      Upscale Resort & Executive Conference Center in Santa Cruz


     BETHESDA, MD, NOVEMBER 18, 2004 -- LaSalle Hotel Properties (NYSE:
LHO) today announced it has acquired Chaminade for $18.5 million. The AAA Four-Diamond resort and executive conference center features 153 guest rooms and is located on 288 acres in the lower Santa Cruz Mountains. The resort will continue to be managed by Benchmark Hospitality, which also manages the Company's Lansdowne Resort in Northern Virginia.

     Chaminade opened in 1985 and features 153 luxurious guestrooms, twelve meeting rooms encompassing approximately 12,000 square feet of meeting space, state-of-the-art audio-visual and teleconferencing facilities, three upscale restaurants, a newly renovated spa, a fitness center and other resort amenities. The resort is situated in Santa Cruz on a 288-acre bluff overlooking the northern end of Monterey Bay, approximately 30 miles south of San Jose and 75 miles south of San Francisco.

     "We are extremely excited to acquire this unique upscale resort and conference center," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "The San Francisco and Silicon Valley markets have begun to rebound, so this is an excellent time to be acquiring a resort in this region, especially at a price well below replacement cost. Chaminade's close proximity to these vibrant metropolitan centers makes it a popular destination for both the transient leisure and corporate group markets."

     Chaminade is located in Santa Cruz, which is situated along the California coastline, at the northern end of Monterey Bay. Santa Cruz is a year-round recreation and tourist destination, generating an estimated 4.5 million visitors annually. The area's proximity to the San Francisco Bay Area makes it a popular location for both group meetings as well as leisure weekend trips. The area is famous for its beaches and Santa Cruz Beach Boardwalk, which is the West Coast's last remaining seaside amusement park.

Not far from the beach is Santa Cruz's newly renovated downtown, where visitors can enjoy a variety of restaurants, shopping, historic Victorian homes, galleries, and a vibrant nightlife. Other area attractions include: world-class golf at Pasatiempo Golf Club, Roaring Camp Railroads, the redwoods of Henry Cowell State Park, over 40 Santa Cruz mountain wineries, and University of California Santa Cruz.

     "Chaminade has considerable upside potential," advises Mr. Bortz.
"The popularity of the resort as a secluded getaway location for high-end groups and conferences is already solid, and is expected to be bolstered by the improving economic conditions in the San Francisco and San Jose markets. There are also unexploited opportunities to market this resort as a leisure destination."

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     LaSalle believes that opportunities to capture additional leisure business can be achieved through enhanced marketing and advertising, and a greater strategic focus on the leisure segment. The resort's newly renovated spa, award winning restaurants with panoramic views of Monterey Bay, extensive nature trails, tennis courts, and other resort amenities
create a unique leisure destination unmatched in the region.   Chaminade is
also situated on 288 acres of land, of which a portion may offer the opportunities to be developed or expanded for residential or other uses.

     The resort will continue to be managed by Benchmark Hospitality, which also manages LaSalle's Lansdowne Resort in northern Virginia. Benchmark has managed the property since 1994. Benchmark is a national operator of premier luxury and upscale conference centers and resorts, including The Turtle Bay Resort (Oahu, Hawaii), Scottsdale Conference Resort (Scottsdale, Arizona) and the Cheyenne Mountain Resort (Colorado Springs, Colorado).

     "Benchmark has an extraordinary understanding and track record of how to develop and operate high-end, unique conference center resorts," continued Mr. Bortz. "We are excited about the opportunity to work with Benchmark on another property with significant upside."

     Benchmark's Chairman and CEO, Burt Cabanas, said, "We have managed Chaminade for over ten years and are delighted to expand our partnership with LaSalle Hotel Properties."

      Benchmark Hospitality is an international hospitality management company based in The Woodlands, Texas. Benchmark operates luxury resorts, hotels, spas, golf clubs, and conference centers throughout the United States, Canada and Japan. For locations of Benchmark Hospitality properties and for additional information, visit Benchmark's website at www.benchmarkhospitality.com.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 19 upscale and luxury full-service hotels, totaling approximately 6,300 guest rooms in 14 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, and the Kimpton Hotel & Restaurant Group, LLC.


Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2003 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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ADDITIONAL CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

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